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                                                                      EXHIBIT 99

                       RAILAMERICA, INC. REACHES AGREEMENT
                            WITH MAJOR INVESTOR GROUP
                            -------------------------



         Boca Raton, Florida, September 3, 1998 - RailAmerica, Inc. (NASDAQ:
RAIL) announced today that it has entered into a standstill agreement with a major investor group of the Company that owns, in the aggregate, 1,552,900 shares of the Company's common stock, or 15.9% of the shares currently outstanding. The investor group is comprised of EGS Associates, L.P., EGS Partners, L.L.C., Bev Partners, L.P., Jonas Partners, L.P. and several other affiliated individuals.

         The standstill agreement provides that the named shareholders will not acquire, individually or in the aggregate, more than 19.9% of the outstanding common stock of RailAmerica. Additionally, while such shareholders own 15% or more of the Company's outstanding common stock, they will not participate in proxy contests adverse to the Company, take or attempt to take control of the Company, nor otherwise interfere with the current management or operations of the Company.

         Concurrently with the consummation of the standstill agreement, the Company amended its 1998 Common Stock Purchase Rights Agreement to provide that the ownership position held by the investor group will not trigger the exercise of the Rights unless and until such shareholders, individually or in the aggregate, acquire 20% or more of the Company's common. The amended 20% threshold relates specifically to the investor group, whereas otherwise the acquisition of 15% of the outstanding stock of the Company would trigger the exercise of the Rights.

         The Rights Agreement was initially implemented to enable all RailAmerica shareholders to realize the long-term value of their investment in the Company by encouraging anyone seeking to acquire the Company to negotiate with the Board of Directors prior to attempting a takeover.

         Gary O. Marino, Chairman, President and Chief Executive Officer of the Company said, "We are pleased to reach this agreement with one of RailAmerica's most supportive groups of shareholders. This group, lead by principal investor William Erhman, has demonstrated through its past investment in the Company that it has full confidence in our management team and the direction in which we are moving the Company."

         RailAmerica, Inc. is a diversified international transportation company operating 12 railroads over approximately 2,400 route miles in eight U.S. states and the Republic of Chile. The Company holds a minority equity interest in the Great Southern Railway Limited consortium, which operates the 4,000-mile transcontinental Australian passenger rail service. The Company also owns Kalyn/Siebert, Inc., a specialty truck trailer manufacturer with production facilities in Gatesville, Texas and Trois-Riveres, Quebec, Canada.

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